                                                                    EXHIBIT 12.1

                   HUTCHINSON TECHNOLOGY INCORPORATED
           COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                     (DOLLAR AMOUNTS IN THOUSANDS)


                                  Thirteen Weeks Ended                      Fiscal Years Ended(a)
                                  -------------------- -----------------------------------------------------
                                   Dec. 28,  Dec. 29,  Sept. 28,  Sept. 29,  Sept. 24,  Sept. 25,  Sept. 26,
                                     1997      1996      1997       1996       1995       1994       1993
                                  ---------  --------  ---------  ---------  ---------  ---------  ---------
CALCULATION OF FIXED CHARGES:

 Interest expense (b)              $    287  $    866  $   3,285  $   2,142  $   2,670  $   1,012  $     266
 Capitalized interest                 1,441       455      2,946      1,206        512      1,142        932
 Interest component of rentals (c)    1,535       817      4,126      2,476      1,606      1,386      1,241
                                   --------  --------  ---------  ---------  ---------  ---------  ---------

Total fixed charges:               $  3,263  $  2,138  $  10,357  $   5,824  $   4,788  $   3,540  $   2,439
                                   --------  --------  ---------  ---------  ---------  ---------  ---------
                                   --------  --------  ---------  ---------  ---------  ---------  ---------

CALCULATION OF EARNINGS
 BEFORE INCOME TAXES AND FIXED
 CHARGES:

Income (loss) before income
 taxes                             $(15,506)  $13,903    $53,716    $17,253    $27,747     $7,956    $11,110
Interest expense (b)                    287       866      3,285      2,142      2,670      1,012        266
Interest component of rentals (c)     1,535       817      4,126      2,476      1,606      1,386      1,241
                                   --------  --------  ---------  ---------  ---------  ---------  ---------

Earnings (loss) before income
 taxes and fixed charges           $(13,684) $ 15,586  $  61,127  $  21,871  $  32,023  $  10,354  $  12,617
                                   --------  --------  ---------  ---------  ---------  ---------  ---------
                                   --------  --------  ---------  ---------  ---------  ---------  ---------

Ratio of earnings to fixed
 charges                             --(d)        7.3x       5.9x       3.8x       6.7x       2.9x       5.2x
                                   --------  --------  ---------  ---------  ---------  ---------  ---------
                                   --------  --------  ---------  ---------  ---------  ---------  ---------


-------------------
(a) The Company operates on a 52 or 53 week fiscal year ending on the last Sunday in September in each year. Fiscal 1997, 1995, 1994 and 1993 contained 52 weeks and fiscal 1996 contained 53 weeks.

(b) Includes amortization of deferred financing costs.

(c) Includes one-third of rental expense from operating leases.

(d) Earnings were inadequate to cover fixed charges by $17.0 million for the thirteen weeks ended December 28, 1997.